EXHIBIT 1.0

BEAR STEARNS ASSET BACKED SECURITIES I LLC

SACO I Trust 2006-1

Mortgage-Backed Notes Series 2006-1

TERMS AGREEMENT

Dated: as of February 24, 2006

To:	BEAR STEARNS ASSET BACKED SECURITIES I LLC
Re:	Underwriting Agreement, dated December 12, 2005
Underwriter:	Bear, Stearns & Co. Inc. (the “Underwriter”)
Series Designation:	Series 2006-1

Class Designation Schedule of the Notes: Class A, Class M-1, Class M-2, Class M-3 and Class M-4 Notes

Terms of the Notes:

Class	Original Note Principal Balance	Pass-Through
Class A	$286,065,000	Adjustable
Class M-1	$4,651,000	Adjustable
Class M-2	$4,651,000	Adjustable
Class M-3	$3,721,000	Adjustable
Class M-4	$4,031,000	Adjustable

The Notes purchased by the Underwriter will be offered from time to time by the Underwriter in negotiated transactions at varying prices to be determined at the time of sale.

Defined Terms: Terms not otherwise defined herein shall have the meanings given to such terms in the Indenture, dated as of February 28, 2006, among SACO I Trust 2006-1, as issuer, LaSalle Bank National Association, as securities administrator and Citibank, N.A., as indenture trustee.

Form of Notes Being Purchased by the Underwriter: Book-Entry.

Payment Dates: The 25th day of each month or, if such 25th day is not a business day, the next succeeding business day beginning in March 2006.

Note Rating for the Notes Being Purchased by the Underwriter:

Class	Ratings
	S&P	Moody’s
Class A	AAA	Aaa
Class M-1	A	A3
Class M-2	A-	Baa1
Class M-3	BBB+	Baa2
Class M-4	BBB	Baa3

Mortgage Assets: The HELOCS to be included in the Trust Fund are as described in Annex A hereto.

Purchase Price: The aggregate purchase price payable by the Underwriter for the Notes covered by this Agreement will be $            *             (plus $              *           in accrued interest).

Credit Enhancement: Excess spread, overcollateralization and subordination as described in the Prospectus Supplement. Also the Class A Notes the benefit from a financial guaranty insurance policy, as described in the Prospectus Supplement.

Closing Date: February 28, 2006.

_________________________

* contact Bear, Stearns & Co. Inc. for pricing information

The undersigned, as Underwriter, agrees, subject to the terms and provisions of the above-referenced Underwriting Agreement, which is incorporated herein in its entirety and made a part hereof, to purchase the respective principal amounts of the Classes of the above-referenced Series of Notes as set forth herein.

BEAR, STEARNS & CO. INC.

By:
Name:
Title:

Accepted:

BEAR STEARNS ASSET BACKED SECURITIES I LLC

By:	/s/ Mary P. Haggerty
Name:	Mary P. Haggerty
Title:	Vice President

Annex A

Mortgage Loan Schedule

[Available Upon Request]